Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	November 8, 2012
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

UGI Reports Earnings for Fiscal 2012

VALLEY FORGE, Pa., November 8—UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $199.4 million, or $1.76 per diluted share, for its fiscal year ended September 30, 2012, compared to $232.9 million, or $2.06 per diluted share, for the fiscal year ended September 30, 2011. Net income attributable to UGI for fiscal 2012 includes the after-tax impact of acquisition and transition costs of $13.3 million ($0.12 per diluted share) associated with the Heritage Propane acquisition at AmeriGas and the Shell acquisition at our International Propane business. Fiscal 2012 results also include the after-tax loss of $2.2 million ($0.02 per diluted share) related to extinguishments of debt at AmeriGas. Net income attributable to UGI for fiscal 2011 included the impact of an after-tax loss of $10.3 million ($0.09 per diluted share), related to extinguishments of debt at AmeriGas, an after-tax loss of $3.9 million ($0.03 per diluted share), on the hedging of currency risk related to the Shell acquisition, and the benefits of a non-taxable reserve reversal of approximately $9.4 million ($0.08 per diluted share), related to the dismissal of French Competition Authority proceedings.

For the fourth fiscal quarter ended September 30, 2012, the company reported a seasonal net loss attributable to UGI of $14.7 million ($0.13 per share) compared to a seasonal net loss of $22.4 million ($0.20 per share) for the same period in 2011. The net loss for the current-year quarter includes the after-tax impact of acquisition and transition costs of $4.0 million ($0.04 per share). The net loss for the prior-year quarter included the impact of an after-tax loss of $5.2 million ($0.05 per share), related to the extinguishment of debt at AmeriGas and the impact of the after-tax loss of $3.9 million ($0.03 per share) related to the currency hedges.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Our businesses did an excellent job of managing through very difficult operating conditions brought about by the record-breaking warmth in the U.S. and weather that was substantially warmer than normal in Europe. We were pleased with the progress that each of our businesses made on executing their strategic initiatives despite the operating difficulties they faced in fiscal 2012. AmeriGas closed on the Heritage Propane acquisition in mid-January and completed a substantial portion of the integration in line with our original expectations. AmeriGas is well positioned to achieve $60 million in annual synergies in fiscal 2013 as it demonstrates the significant benefits of the transaction. Our Gas Utility business converted record numbers of customers primarily from heating oil to natural gas. Our International Propane business completed the vast majority of the integration and rebranding efforts related to the Shell businesses acquired last October. Finally, our Midstream & Marketing business announced the initiation of service on its Auburn gathering system and a 30-mile extension, its participation in the Commonwealth Pipeline, the completion of its LNG expansion project, and the full repowering of the Hunlock combined cycle electric generation plant.”

Greenberg concluded, “We are optimistic about demonstrating the true earnings power of UGI in fiscal 2013. Although very early in the fiscal year, we are pleased that our businesses are performing well given the more normal seasonal weather patterns experienced in October. Assuming these weather patterns continue into the heating season, we are confident with our earnings guidance of $2.45 to $2.55 per diluted share for fiscal 2013. This guidance includes the after-tax impact of acquisition and transition costs of approximately $0.03 per share that are expected to be incurred at AmeriGas during the year.”

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UGI Reports Earnings for Fiscal 2012	Page 2

Segment Performance (Millions, except where otherwise indicated)

AmeriGas Propane:

For the fiscal year ended September 30,	2012	2011	Favorable (unfavorable)
Revenues	$2,921.6	$2,538.0	$383.6	15.1%
Total margin (a)	$1,201.9	$932.7	$269.2	28.9%
Operating income	$170.3	$242.9	$(72.6)	(29.9)%
Net income attributable to UGI Corporation	$15.9	$39.9	$(24.0)	(60.2)%

Retail gallons sold	1,017.5	874.2	143.3	16.4%
Degree days—% (warmer) than normal	(18.6)%	(1.0)%

•	AmeriGas Propane fiscal 2012 results include the results of the Heritage Propane acquisition, which was completed on January 12, 2012.

•	Weather nationwide was 18.6% warmer than normal and 18.3% warmer than the prior year.

•	Retail gallons sold were 143.3 million gallons greater than in the prior year reflecting the acquisition of Heritage Propane partially offset by significantly warmer than normal weather experienced nationwide during the fiscal 2012 heating season.

•	Revenue increased by over 15%, reflecting the impact of the Heritage Propane acquisition offset by the volume-related decline associated with the warm weather.

•	Total margin increased, reflecting incremental total margin from the Heritage Propane acquisition offset by the impact of the significantly warmer weather during the heating season.

•	Operating income decreased, reflecting the higher total margin offset by a $268.1 million increase in operating and administrative expenses and a $74.4 million increase in depreciation and amortization expense principally associated with Heritage Propane.

International Propane:

For the fiscal year ended September 30,	2012	2011	Favorable
Revenues	$1,946.0	$1,488.7	$457.3	30.7%
Total margin (a)	$620.2	$517.9	$102.3	19.8%
Operating income	$111.8	$86.1	$25.7	29.8%
Net income attributable to UGI Corporation	$65.1	$41.0	$24.1	58.8%

Retail gallons sold	576.5	429.7	146.8	34.2%
Degree days—% (warmer) than normal (1):
Antargaz	(10.3)%	(7.8)%
Flaga	(8.8)%	(4.6)%

(1)	For comparability, degree day information is presented for the legacy Antargaz and Flaga businesses as they existed in the prior year.

•	International Propane operating results in fiscal 2012 include the results of the Shell acquisition, which was completed in October 2011.

•	Temperatures at Flaga and Antargaz were 10.3% and 8.8% warmer than normal for the fiscal year, respectively.

•	Retail LPG gallons sold were higher than the prior year reflecting incremental volumes associated with the Shell acquisition (approximately 175 million retail gallons) partially offset by the effects of warmer and erratic weather during the fiscal 2012 heating season on volumes sold in our legacy International Propane businesses.

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UGI Reports Earnings for Fiscal 2012	Page 3

•	Operating income was $25.7 million higher principally reflecting incremental margin from the Shell acquisition offset by incremental operating, administrative, and depreciation expenses including acquisition integration costs.

•	Operating and administrative expenses include approximately $7 million of Shell acquisition transition expenses. Fiscal 2011 operating income included $9.4 million of other income from the nontaxable reversal at Antargaz of a reserve associated with a French Competition Authority matter.

•	The average euro-to-dollar translation rate was $1.30 for fiscal 2012 compared with $1.40 in fiscal 2011. This difference in exchange rates did not have a material impact on net income attributable to UGI.

Gas Utility:

For the fiscal year ended September 30,	2012	2011	Favorable (unfavorable)
Revenues	$785.4	$1,026.4	$(241.0)	(23.5)%
Total margin (a)	$382.9	$415.8	$(32.9)	(7.9)%
Operating income	$172.2	$199.6	$(27.4)	(13.7)%
Net income attributable to UGI Corporation	$80.5	$99.3	$(18.8)	(18.9)%

System throughput—billions of cubic feet (“bcf”)
Core market	59.2	70.4	(11.2)	(15.9)%
Total	177.6	173.2	4.4	2.5%
Degree days—% (warmer) colder than normal	(16.3)%	3.5%

•	Weather was 16.3% warmer than normal and 18.7% warmer than the prior year.

•	The increase in total system throughput primarily reflects higher throughput to non-weather-sensitive low-margin interruptible customers. Throughput to core market customers declined, reflecting the effects of significantly warmer weather and lower firm delivery service volumes.

•	Total margin decreased primarily due to the decrease in core market margin resulting from the warm weather and lower firm delivery service total margin. Fiscal year 2012 total margin includes incremental margin from the August 2011 base rate increase at UGI Central Penn Gas.

•	Operating income decreased principally due to the decrease in total margin partially offset by lower operating and administrative expenses.

Midstream & Marketing:

For the fiscal year ended September 30,	2012	2011	(Unfavorable)
Revenues	$853.0	$1,059.7	$(206.7)	(19.5)%
Total margin (a)	$128.5	$139.7	$(11.2)	(8.0)%
Operating income	$62.4	$82.9	$(20.5)	(24.7)%
Net income attributable to UGI Corporation	$36.4	$52.5	$(16.1)	(30.7)%

•	Total revenues decreased primarily due to lower revenues from natural gas marketing activities ($211.6 million) resulting from lower natural gas prices and lower volumes sold due in large part to warmer weather, and, to a much lesser extent, lower electric generation and capacity management revenue.

•	Total margin decreased, as lower margin from natural gas marketing activities ($17.4 million), lower capacity management total margin ($5.8 million), and lower electric generation margin ($2.1 million) was partially offset by greater retail power, natural gas storage, and gas gathering total margin.

•	Operating income decreased reflecting the decrease in total margin ($11.2 million) and, to a lesser extent, greater operating, administrative and depreciation expenses associated with electric generation assets.

(a)	Total margin represents total revenues less total cost of sales.

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UGI Reports Earnings for Fiscal 2012	Page 4

UGI Corporation interest expense and income taxes

•	UGI’s consolidated interest expense was $83.5 million higher in fiscal 2012 primarily reflecting higher AmeriGas Propane interest expense on debt to fund the Heritage Propane acquisition.

•	Excluding the impact of AmeriGas Partners’ pre-tax income not subject to tax, UGI’s effective income tax rate was 33.3% in fiscal 2012 compared with 36.0% in the prior year. The lower effective tax rate reflects a lower International Propane income tax rate including the realization of previously unrecognized foreign tax credits. Fiscal 2011 effective tax rate includes the effects of the reversal of the $9.4 million reserve associated with the French Competition Authority matter which was not subject to tax.

About UGI

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2012 earnings and other current activities at 4:00 PM ET on Thursday, November 8, 2012. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 7:00 PM ET on November 8 through 9:00 pm on Tuesday, November 13. The replay may be accessed at 1-877-344-7529, passcode 10019726 and International access 1-412-317-0088, passcode 10019726.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses, including Heritage Propane, and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-15	###

UGI CORPORATION

REPORT OF EARNINGS

(Millions of dollars, except per share)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
AmeriGas Propane	$510.3	$460.2	$2,921.6	$2,538.0
International Propane	340.8	266.6	1,946.0	1,488.7
Gas Utility	88.6	104.7	785.4	1,026.4
Midstream & Marketing	178.5	202.7	853.0	1,059.7
Corporate & Other (a)	7.5	5.1	13.2	(21.5)

Total revenues	$1,125.7	$1,039.3	$6,519.2	$6,091.3

Operating (loss) income:
AmeriGas Propane	$(36.4)	$(10.0)	$170.3	$242.9
International Propane	(1.3)	(14.7)	111.8	86.1
Gas Utility	3.5	6.4	172.2	199.6
Midstream & Marketing	3.0	6.2	62.4	82.9
Corporate & Other (a)	2.6	1.6	4.6	4.5

Total operating (loss) income	(28.6)	(10.5)	521.3	616.0
Loss from equity investees	(0.1)	(0.1)	(0.3)	(0.9)
Loss on extinguishments of debt	—	(19.3)	(13.3)	(38.1)
Interest expense:
AmeriGas Propane	(39.2)	(16.1)	(142.6)	(63.5)
International Propane	(7.8)	(7.6)	(30.9)	(28.2)
Gas Utility	(10.0)	(10.2)	(40.1)	(40.4)
Midstream & Marketing	(1.2)	(0.7)	(4.8)	(2.7)
Corporate & Other, net (a)	(0.7)	(0.8)	(3.1)	(3.2)

Total interest expense	(58.9)	(35.4)	(221.5)	(138.0)

(Loss) income before income taxes	(87.6)	(65.3)	286.2	439.0
Income tax benefit (expense)	13.6	16.4	(99.6)	(130.8)

Net (loss) income	(74.0)	(48.9)	186.6	308.2
Add net loss (deduct net income) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	59.3	26.5	12.8	(75.3)

Net (loss) income attributable to UGI Corporation	$(14.7)	$(22.4)	$199.4	$232.9

(Loss) earnings per share attributable to UGI shareholders:
Basic	$(0.13)	$(0.20)	$1.77	$2.09

Diluted	$(0.13)	$(0.20)	$1.76	$2.06

Average common shares outstanding (thousands):
Basic	112,868	112,151	112,581	111,674

Diluted	112,868	112,151	113,432	112,944

Supplemental information:
Net (loss) income attributable to UGI Corporation:
AmeriGas Propane	$(10.1)	$(10.7)	$15.9	$39.9
International Propane	(7.8)	(12.7)	65.1	41.0
Gas Utility	(3.9)	(2.8)	80.5	99.3
Midstream & Marketing	2.2	4.4	36.4	52.5
Corporate & Other (a)	4.9	(0.6)	1.5	0.2

Total net (loss) income attributable to UGI Corporation	$(14.7)	$(22.4)	$199.4	$232.9

(a)	Corporate & Other includes the elimination of certain intercompany transactions.